CONVERSION AGREEMENT

     THIS  AGREEMENT  is  entered into the  8th   day of  September, 2000 by and
                                            ----
between Upgrade International Corporation, a Florida corporation, to be reincorporated as a Washington corporation prior to the Effective Time ("Upgrade"), Upgrade Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Upgrade ("Sub"), and The Pathways Group, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the parties to this Agreement have entered into an Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement");

     WHEREAS, Upgrade has advanced, and Upgrade and/or Sub will advance, certain funds to Company pursuant to the terms of the Merger Agreement, and pursuant to the terms of an anticipated amendment to a Financing Agreement between the Company and certain parties dated June 30, 2000, as amended by that First Amendment to Financing Agreement of July 13, 2000 (the "Financing Agreement"), and one or more Series A Senior Secured Notes have been issued by the Company to Upgrade and/or Sub (the "Notes"); and

     WHEREAS, pursuant to this Agreement the Company is granting to Upgrade, Sub and any permitted assignees of the Notes, the right to convert any amounts due under the Notes into common stock of the Company in accordance with the terms described herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, Upgrade, Sub and Company agree as follows:

     1. CONVERSION TO COMMON STOCK. In the event that the Merger Agreement has been terminated, then the principal sum represented by the Notes, and any interest accrued upon a default under such Notes or costs incurred by Upgrade or Sub as a result of any default thereunder (the "Debt Amount") shall be converted to shares of the Company's common stock, par value $.01 per share ("Common Stock"), on the terms described herein. At the option of Upgrade or Sub, or any other permitted assignee (each a "Holder" and collectively, the "Holders") of the Notes, all or any portion of such Notes shall be convertible at the option of the Holder thereof at the office of the Company or any transfer agent, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Debt Amount by the Conversion Price, as defined below, at that time then in effect. To the extent that any fractional share is owed to such Holder, the Company shall pay to such Holder the amount equal to such fractional share multiplied by the Conversion Price then in effect.

     2. MECHANICS OF CONVERSION. In order to convert any Debt Amount to Common Stock hereunder, each Holder shall surrender his, her or its Note or Notes therefor, duly endorsed, at the office of the Company or the transfer agent for the Company's Common Stock and shall give written notice of the election to convert the same and shall state therein the name or names in which the certificate of certificates for share of Common Stock are to be issued. The Company shall, as soon as practicable thereafter and at Company's expense, issue and deliver at such office or at such other address requested by such Holder, a


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certificate  or  certificates  for the number of shares of Common Stock to which such Holder shall be entitled. Such conversion shall be deemed to be made immediately prior to the close of business on the date on which such Holder surrendered the Note or Notes to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Upon conversion, any interest accruing on the converted portion of such Note, other than as a result of a default under such Note, shall be extinguished. In the event the Holder's notice of conversion is for less than the entire amount of such Notes, Company shall promptly issue to Holder a new Note of like tenor for the balance of the Debt Amount not converted hereunder.

     3. CONVERSION PRICE. For purposes of this Agreement the "Conversion Price" shall initially be $.75 per share of Common Stock. The Conversion Price shall be adjusted appropriately for any stock dividend, combination, division or reclassification of Company Common Stock, or for any merger, consolidation, or other corporate action, between the date of this Agreement and the date a Holder receives such shares of Common Stock, so that Upgrade receives the same number, kind or class of Common Stock, or other securities and property as Holder would be entitled to had it owned the shares of Common Stock prior to the record date (or in the absence of a record date, immediately prior to the undertaking) of such action. In the event of any such adjustment of the Conversion Price, Company shall provide the Holder the calculation of such adjustment to the Conversion Price at such time as the Holder provides notice of its desire to convert the Note or Notes to Common Stock.

     4. REGISTRATION RIGHTS. Any Common Stock received by a Holder upon conversion of a Note or Notes shall be considered "Registrable Shares" under the Financing Agreement, entitled to such registration and investors rights as permitted to the "Warrant Shares" pursuant to Section 9 of the Financing Agreement.

     5. RESERVATION OF SHARES. So long as the Notes are outstanding, the Company shall at all times reserve for issuance out of the authorized but unissued shares of Common Stock of the Company a number of shares equal to the maximum number of shares of Common Stock issuable upon conversion of the Notes at any time. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, and shall take all such actions as are necessary and appropriate in order to protect the conversion rights of the Holders of the Notes against impairment.

     6. ISSUANCE OF SHARES. All shares of Common Stock to be issued hereunder upon conversion, shall be validly issued, fully paid and nonassessable shares, and shall be issued in compliance with all applicable securities laws. Each of Upgrade and Sub acknowledge that, when issued, (i) any shares of Common Stock that it receives in connection with any conversion of its Debt Amount will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state in the United States, in reliance on exemptions from such registration and (ii) a restrictive legend consistent with the foregoing has been or will be placed on the certificates evidencing such shares.


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     7.     CONVERSION UPON REQUEST TO REPAY DEBT.  No earlier than such time as the Merger Agreement is terminated without consummation of the merger transaction contemplated therein, the Company may give notice (the "Repayment Notice") of its desire to repay all or any portion of the Notes, in accordance with the terms of such Notes. Such Repayment Notice shall be in writing, shall state the amount of the principal value of the Notes that Company desires to repay and shall provide reasonable and verifiable evidence, certified by the Company's chief financial officer, and to the reasonable satisfaction of the Holder of the Note, that the Company has the necessary funds for payment available and in its possession at the time of such notice. The Holder of the Notes to be repaid shall be given reasonable access to the Company's officers, records and financial advisors, as necessary to verify the availability of the funds. Upon Company providing valid Repayment Notice, each Holder shall have twenty (20) days to provide notice of such Holder's desire to convert the amounts otherwise to be repaid into Common Stock in accordance with the Agreement. Such conversion shall be accomplished as provided in Section 2 above. If the twenty (20) days lapses without the Holder providing such notice, or if the Holder waives its right to convert, Company shall have ten (10) days to make the repayment described in the Company's Repayment Notice in full. Should Company then fail to make such repayment, Company shall be in default of the Notes that were to be repaid, and this Agreement, and may not repay the Notes without again following the notice procedure described in this Section 7. In no case shall Company have the right to repay the Notes, or to force conversion of all or any portion of the Notes to Common Stock, while the Merger Agreement is still in effect.

     8. TERMINATION OF AGREEMENT UPON CONSUMMATION OF MERGER. Upon consummation of the merger transaction contemplated by the Merger Agreement, the Notes by their respective terms shall be of no further force and effect. Upon such occurrence, this Agreement and any rights hereunder to convert such Notes to Common Stock shall be terminated and without further force and effect.

9.   MISCELLANEOUS.

     (a) All notices and other communications hereunder shall be served upon the parties hereto in the same manner and to the same addresses required by the Financing Agreement.

     (b) Any provision of this Agreement may be modified, amended or waived, but only in writing and signed by the Company, and Upgrade, Sub or any permitted assigns as will be affected by such modification, amendment or waiver.

     (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (d) This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing such counterpart.

     (e) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent


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of  such  prohibition  or  unenforceability  without  invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     (f) The prevailing party in an action to enforce the terms of this Agreement shall be entitled to its reasonable attorneys' fees and cost.

     (g) This agreement shall be governed by and in accordance with the laws of the State of California.

     (h) No party may assign any of its rights and obligations hereunder, except that Upgrade or Sub may assign their rights hereunder to a Permitted Transferee, as that term is defined in the Notes. Any other attempted assignment shall be null and void.

     (i) The terms of this Agreement shall be operative and enforceable notwithstanding the failure to execute some or all of the agreements contemplated by Section 6.7 of the Merger Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first shown above.

                            UPGRADE  INTERNATIONAL  CORPORATION



                                        /s/
                            ----------------------------------------------------
                            By:  Daniel  Bland
                            Its:  President

                            UPGRADE  ACQUISITION  INC.



                                        /s/
                            ----------------------------------------------------
                            By:
                            Its:  President

                            THE  PATHWAYS  GROUP,  INC.



                                        /s/
                            ----------------------------------------------------
                            By:  Carey  F.  Daly,  II
                            Its: President, Chief Executive Officer and Chairman


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